Exhibit 10.14

BioRestorative Therapies, Inc.

555 Heritage Drive, Suite 130

Jupiter, Florida 33458

April 18, 2012

Vintage Holidays, L.L.C.

2212 Paget Circle

Naples, Florida 34112

Attention: Stuart Montgomery, Managing Member

Gentlemen:

Reference is made to the Consulting Agreement, dated as of February 17, 2011, between BioRestorative Therapies, Inc. (formerly Stem Cell Assurance, Inc.) (the “Company”) and Vintage Holidays, L.L.C. (the “Consultant”) (the “Consulting Agreement”) and the letters, dated July 1, 2011, September 1, 2011 and January 1, 2012 (the “January 1, 2012 Letter”), between the Company and the Consultant with respect to the Consulting Agreement.

The parties hereby agree that, as additional compensation for the Services (as defined in the Consulting Agreement), (a) the Consultant shall be entitled to a bonus of twenty thousand dollars ($20,000), payable to the extent of fifty percent (50%) thereof on August 31, 2012 and fifty percent (50%) thereof on December 31, 2012, and (b) concurrently with the execution of this letter, the Consultant is being granted a warrant for the purchase of twenty million (20,000,000) shares of the Company’s common stock, $.001 par value, which warrant shall be exercisable during the period commencing on January 1, 2013 and terminating on the fifth anniversary of the date hereof, at an exercise price of three cents ($.03) per share.

The third paragraph of the January 1, 2012 Letter is terminated and of no further force or effect.

Except as amended hereby, the Consulting Agreement shall continue in full force and effect in accordance with its terms.

Very truly yours,

BIORESTORATIVE THERAPIES, INC.

By:	/s/
Mark Weinreb
Chief Executive Officer

Agreed:

VINTAGE HOLIDAYS, L.L.C.

By:	/s/
Stuart Montgomery
Managing Member